Exhibit 21.1

LIGAND PHARMACEUTICALS INCORPORATED
LIST OF SUBSIDIARIES

Name	Jurisdiction of Incorporation
Allergan Ligand Retinoid Therapeutics, Inc.	Delaware
Aramed Inc.	Delaware
Cita NeuroPharmaceuticals Inc.	Canada
CyDex Pharmaceuticals, Inc.	Delaware
LHNC, Inc.	Delaware
Ligand Holdings UK Limited	England and Wales
Ligand JVR, Inc.	Delaware
Ligand Pharmaceuticals International, Inc.	Delaware
Ligand UK Development Limited	England and Wales
Ligand UK Group Limited	England and Wales
Ligand UK Limited	England and Wales
Ligand UK Research Limited	England and Wales
Metabasis Therapeutics, Inc.	Delaware
Neurogen Corporation	Delaware
Pfenex Inc.	Delaware
Pharmacopeia, LLC	Delaware
Seragen Inc.	Delaware
Seragen Technology, Inc.	Delaware
Vernalis Therapeutics Inc.	Delaware
Verrow Pharmaceuticals	Kansas